Exhibit 99.3

Jensyn Acquisition Corporation Completes $39.0 Million Initial Public Offering

NEW YORK, March 7, 2016 /PRNewswire/ — Jensyn Acquisition Corporation (the "Company"), an information technology consulting-focused special purpose entity formed for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, today announced the closing of its initial public offering of 3,900,000 units. The offering was priced at $10.00 per unit, resulting in gross proceeds of $39,000,000, before deducting underwriting discounts and commissions and other offering expenses payable by the Company.

The Company's units began trading on the NASDAQ Capital Market under the ticker symbol "JSYNU" on March 3, 2016. Each unit consists of one share of the Company's common stock, one warrant and one right to receive one-tenth (1/10) of one share of Company’s common stock automatically on the consummation of an initial business combination. Each warrant entitles the holder thereof to purchase one-half of one share of the Company's common stock at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the common stock, warrants and rights are expected to be listed on the NASDAQ Capital Market under the ticker symbols "JSYN" and "JSYNW" and “JSYNR,” respectively.

Chardan served as the sole book-running manager for this initial public offering, with Maxim Group LLC as co-manager.

The offering was made only by means of a prospectus. When available, copies of the prospectus related to this offering may be obtained from Chardan Capital Markets, LLC, Attn.: Prospectus Department, 17 State Street, Suite 1600, New York, NY 10004, email: prospectus@chardancm.com, tel: (646) 465-9000.

A registration statement relating to the securities has been declared effective by the SEC on March 2, 2016. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

This press release contains statements that constitute "forward-looking statements," including with respect to the anticipated use of the net proceeds. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company's registration statement and preliminary prospectus for the Company's offering filed with the Securities and Exchange Commission ("SEC"). Copies are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:

Jeffrey Raymond
President and Chief Executive Officer
Jensyn Acquisition Corp.
+1 (888) 536-7965
jeff.raymond@jensyn.com

www.jensyn.com